Exhibit 10.20

NOTE AMENDMENT AND EXCHANGE AGREEMENT

THIS NOTE AMENDMENT AND EXCHANGE AGREEMENT (this “Agreement”) is executed on January 26, 2016 (the “Effective Date”), by and between Merck Sharp & Dohme Research GMBH, an affiliate of Merck Sharp & Dohme Corp. (“Lender”) and BeiGene, Ltd., a Cayman Islands exempted company (“Company” and, together with Lender, the “Parties”).

RECITALS

A.  Company has executed and delivered to Lender, as lender and holder, that certain Senior Promissory Note, dated as of February 2, 2011, in the original principal amount of $10,000,000, as the same may have been subsequently amended or supplemented (hereinafter referred to as the “Note”).

B.  The Note, as amended, provided, among other things, for a maturity date of February 2, 2016 (the “Maturity Date”).

C.  The parties to this Agreement and the Note have agreed to and desire to extend the Maturity Date and effect the exchange of the outstanding unpaid principal amount of the Note and accrued interest thereon (the “Balance”) into ordinary shares of Company, par value $0.0001 per share (the “Ordinary Shares”), effective immediately prior to consummation of the initial public offering by Company of its Ordinary Shares (the “IPO”), in full and complete satisfaction of all obligations of Company under the Note (the “Exchange”) as more particularly set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants herein set forth, and intending to be legally bound, the parties hereto agree (as of the Effective Date) as follows:

1.  Amendment of Maturity Date.  The third sentence of the second paragraph of the Note is hereby deleted and replaced in its entirety with the following sentence:

“Unless earlier repaid pursuant to the terms hereof, this Senior Note shall become due and payable on May 2, 2016 (the “Maturity Date”).”

2.  Note Exchange.

(a)                                 Exchange.  The parties hereby agree that if the IPO occurs on or prior to the Maturity Date (as amended by this Agreement), the unpaid Balance as of the close of business on the date the definitive underwriting agreement among Company and the underwriters of the IPO is executed and delivered by the parties thereto (such unpaid Balance, the “Exchanged Balance”) will automatically be exchanged, effective immediately prior to consummation of the IPO, into a number Ordinary Shares (the “Exchange Shares”) equal to the quotient of (i) the Exchanged Balance divided by (ii) the price to public in the IPO, subject to clause 2(c) below.  Upon the effectiveness of such Exchange, the Note shall be deemed paid in full and cancelled.

(b)                                 Register of Members.  Upon surrender of the Note to Company by Lender pursuant to Section 2(a), Company shall, or shall cause its registered office to, promptly update its register of members to reflect the issuance of the Exchange Shares.

(c)                                  Threshold Shares. Notwithstanding the foregoing, if the aggregate market value (as determined by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”))(1) of the Ordinary Shares held by the Lender on the closing date of the IPO (the “Closing Date”), including (i) the Ordinary Shares into which the preferred shares of the Company held by the Lender are converted and (ii) the Ordinary Shares into which the Note would be exchanged, would exceed the dollar threshold triggering a notification under the HSR Act (the “HSR Threshold”), then (A) the maximum number of Ordinary Shares into which the Note shall be exchanged (the “Threshold Shares”) shall be the maximum number of all of the Ordinary Shares which may be issued to the Lender such that the aggregate market value (as determined by the HSR Act) of Ordinary Shares owned by the Lender on the Closing Date is less than the HSR Threshold and (B) the Company shall pay in cash to the Lender within five (5) days of the Closing Date an amount equal to the number of Exchange Shares less than the number of Threshold Shares multiplied by the price to the public in the IPO. For the avoidance of doubt, in no event shall Ordinary Shares be issued to the Lender in exchange for the Note in an amount which in the Lender’s view could result in any filing requirements being required under the HSR Act by the Lender.

3.  Conditions to Effectiveness.  The effectiveness of this Agreement shall be subject to the satisfaction (or waiver) of the following conditions precedent:

(a)               The Securityholders’ Agreement dated as of February 2, 2011, among the Company, the Lender and the other parties thereto, shall be amended to extend the expiration date of the right of first offer in the event of a Company Sale (as defined therein), provided pursuant to Section 3 of such agreement, to the earlier of (i) May 2, 2016 (or such later maturity date as to the parties may agree) and (ii) the date of the repayment or exchange of the Note in connection with the IPO.

(b)               Section 2.13(b) of the Second Amended and Restated Investor Rights Agreement dated as of April 21, 2015, among the Company, the Lender and the other parties thereto (the “IRA”), shall be amended to reflect that, subject to other termination provisions set forth in Section 2.13 of the IRA, the Lender’s piggyback rights on Company and shareholder registrations and offerings as set forth in Sections 2.1 and 2.2 of the IRA shall continue until the later of (i) such time as the Lender can sell all of its Ordinary Shares in a three-month period in accordance with Rule 144 or another similar exemption under the Securities Act of 1933, as amended, or other applicable securities laws without any limitation or condition (including Rule 144(c)) or (ii) such time as the

(1)  In accordance with the Hart-Scott-Rodino Act of 1976, the “market price” used for this calculation shall be the lowest closing quotation, or, in an interdealer quotation system, the lowest closing bid price, within the 45 or fewer calendar days which are prior to the consummation of the acquisition but not earlier than the day prior to the execution of the contract, agreement in principle or letter of intent to merge or acquire.

Lender owns, beneficially or of record, less than 4% of the outstanding Ordinary Shares of the Company.

4.  Representations of Company.  Company hereby represents and warrants to Lender as follows:

(a)  Authorization.  It has the legal capacity to enter into this Agreement and perform all of its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of Company, enforceable against it in accordance with its terms except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b)  Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing on the part of Company with any federal, state or local governmental authority or any other person or entity is required in connection with the valid execution and delivery of this Agreement, or the consummation of the transactions contemplated by hereby, except those which have been obtained.

(c)  Non-Contravention.  Company’s compliance with its obligations hereunder will not violate, conflict with or constitute a breach of any agreement, arrangement, commitment or understanding to which Company is a party or by which it is bound.

(d)  Valid Issuance of Shares.  The Exchange Shares being issued in the Exchange, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid, and nonassessable, and free of any and all encumbrances, preemptive rights or restrictions on transfer, other than restrictions on transfer under applicable state and federal securities laws.

(e)  Offering.  The offer, sale and issuance of the Exchange Shares to Lender as contemplated by this Agreement, are exempt from the registration requirements of any applicable state and federal securities laws.

5.  Representations of Lender.  Lender hereby represents and warrants to Company as follows:

(a)  Authorization.  It has the legal capacity to enter into this Agreement and perform all of its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of Lender, enforceable against it in accordance with its terms except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b)  Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing on the part of Lender with any federal, state or local governmental authority or any other person or entity is required in connection with the consummation of the transactions contemplated by this Agreement.

(c)  Non-Contravention.  Lender’s compliance with its obligations hereunder will not violate, conflict with or constitute a breach of any agreement, arrangement, commitment or understanding to which Lender is a party or by which it is bound.

(d)  Purchase Entirely for Own Account.  The Exchange Shares issued to Lender in the Exchange are being acquired for investment for Lender’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Lender has no present intention of selling, granting any participation in, or otherwise distributing the same.  Lender further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Exchange Shares and that the Exchange Shares and Lender will be subject to and bound by that certain lock-up agreement, dated August 27, 2015, by and among the Lender, Goldman, Sachs & Co., Morgan Stanley & Co. LLC and Cowen and Company, LLC.

(e)  Restricted Securities.  Lender understands that the Exchange Shares are deemed to be “restricted securities” under the federal securities laws of the United States and that under such laws and applicable regulations the Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act of 1933, as amended (the “Securities Act”) or an exemption therefrom, and that in the absence of an effective registration statement covering the Exchange Shares or an available exemption from registration under the Securities Act, the Exchange Shares must be held indefinitely.

(f)  Diligence. In determining whether to make an investment in the Exchange Shares and Company, Lender has relied solely on Lender’s own knowledge and understanding of Company and its business, management, operations, proposed products and services, financial affairs and prospects based upon Lender’s own due diligence investigation.  Lender understands that no individual or person has been authorized to give any information or to make any representations that were not furnished pursuant to this Agreement and Lender has not relied on any other representations or information.

6.  Miscellaneous.

(a)  Headings.  Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

(b)  Applicable Law.  This Agreement is to be construed in accordance with and governed by the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties.

(c)  Amendments.  Any provision of this Agreement may be amended or waived with the written consent of Company and Lender.

(d)  Disputes.  All disputes and controversies arising out of or in connection with this Agreement or the transactions contemplated hereby shall be resolved exclusively by the state and federal courts located in New York, New York, and each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

(e)  Waiver of Right to Jury Trial.  EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.

(f)  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(g)  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed and delivered by facsimile, or by email in portable document format (.pdf) and delivery of the executed signature page by such method will be deemed to have the same effect as if the original signature had been delivered to other the parties.

(h)  Treatment of Exchange.  Notwithstanding anything else herein to the contrary, it is the intention of the Parties hereto that the Exchange constitute the satisfaction of a “debt previously contracted.” The Parties hereto agree that, if Exchange Shares are issued pursuant to this Agreement, the Lender shall have acquired the Exchange Shares from the Company, in good faith, in connection with the satisfaction of the Company’s obligations under the Note. The Parties further agree that the Company’s obligations under the Note were established prior to and apart from the issuance of the Exchange Shares, the Company’s obligations under the Note are for payment of a fixed sum and, immediately prior to the issuance of Exchange Shares, the Company’s obligations under the Note were matured and legally enforceable.

IN WITNESS WHEREOF, the parties have caused this Note Amendment and Exchange Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first written above and effective as of the Effective Date.

COMPANY:
BEIGENE, LTD.

By:	/s/ John V. Oyler
Name:	John V. Oyler
Title:	CEO and Director

Acknowledged and agreed by Lender:

LENDER:
MERCK SHARP & DOHME RESEARCH GMBH

By:	/s/ Franz Escherich
Name:	Franz Escherich
Title:	Director